Exhibit 10.1

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 1, 2011 (the “Effective Date”), by and between Cornerstone Therapeutics Inc., a Delaware corporation (the “Company”), and Vincent T. Morgus (the “Executive”).

WHEREAS, the Company desires to employ the Executive and enter into this Agreement, which will set forth the terms and conditions under which the Executive will serve the Company and its affiliates; and

WHEREAS, the Executive wishes to be employed by the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on the date that the Agreement is terminated in accordance with the provisions of Section 4.

2. Title; Capacity. The Executive shall serve as Executive Vice President, Finance, and Chief Financial Officer and in such other positions as the Company or its Board of Directors (the “Board”) may determine from time to time. The Executive shall be based at the Company’s office in Cary, North Carolina. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by, the President and Chief Executive Officer of the Company or his designee.

The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the President and Chief Executive Officer or his designee shall from time to time reasonably assign to him. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the employment period; provided, however, that the Executive may serve as a consultant or a member of an advisory board or a board of directors with the prior consent of the Board. The Executive agrees to abide by any rules, regulations, instructions, personnel practices and policies of the Company that are applicable to him and any changes therein that may be adopted from time to time by the Company.

3. Compensation and Benefits.

3.1. Salary. The Company shall pay the Executive a base salary for the year starting February 1, 2011 in accordance with its regular payroll practices at an annualized rate of $285,000, less lawful deductions. Such salary shall be subject to adjustment thereafter as determined by the Board.

3.2. Annual Target Cash Bonus and Equity Compensation. The Executive shall be eligible to receive an annual target cash bonus of up to thirty-five (35) percent of his then annual base salary (“Target Cash Bonus”). The Board (or a committee thereof) shall determine the amount of the actual award, if any, based on overall corporate performance and individual performance. Actual awards may be greater than or less than the Executive’s Target Cash Bonus, depending in part upon the extent to which actual performance exceeds or falls below the performance goals. Any bonus shall be paid in a single lump sum, subject to lawful deductions, at such time as bonuses are regularly paid to senior executives of the Company, but in any event such bonus shall be paid on or before March 15 of the year following the year to which the bonus relates. Except as may be expressly provided below, the Executive must be employed on the date that the bonus is paid to be eligible for any Target Cash Bonus. Each cash bonus award that may become payable shall be paid solely from the general assets of the Company. Notwithstanding the foregoing, the Executive shall be eligible to receive a Target Cash Bonus for 2011 of up to thirty-two and eight hundredths percent (32.08%) of his then annual base salary. The Executive shall be eligible to receive annual equity awards on similar terms and conditions as may be applicable to other senior executives of the Company, and the Compensation Committee of the Board shall determine the amount of the actual equity award, if any. The Executive acknowledges that the Compensation Committee may consider that he was employed by the Company for only eleven months of 2011 in determining the amount of his actual equity award for such year.

3.3. Grant of Restricted Stock and Stock Options. The Executive will be granted, effective as of the Effective Date, fifty-five thousand (55,000) shares of restricted common stock and options to acquire seventy thousand (70,000) shares of common stock. The grant shall be on such terms and conditions as are described in Appendix A hereto, and the documents referenced therein.

3.4. Fringe Benefits. The Executive shall be entitled to participate in all bonus and benefit programs (excluding the Company’s Cash Bonus Program for Employees (Other than Executive Officers)) that the Company establishes and makes available to its employees or executives, if any, to the extent that the Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate; provided, however, the Executive’s participation is subject to the applicable terms, conditions and eligibility requirements of these plans as they may exist from time to time. The Executive shall be entitled to accrue 1.67 vacation days per month (four (4) weeks per year), and, if requested in writing by the President and Chief Executive Officer, such vacation time shall be taken at such times as may be approved by the President and Chief Executive Officer or his designee. Accrued but unused vacation at the end of each year will not carry over past January 31 of the next year, except to the extent provided for in Company policies.

3.5. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with the Company’s expense reimbursement policy, including the Executive’s presentation of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board. Notwithstanding the foregoing, (i) the expenses eligible for reimbursement in any particular taxable year may not affect the expenses eligible for reimbursement in any other taxable year, (ii) such reimbursement must be made on or before the last day of the year following the year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

3.6. Car Allowance. The Executive will receive a monthly car allowance in the amount of $850. A valid driver’s license, an acceptable motor vehicle record and personal automobile insurance are required at all times to operate a personal motor vehicle on Company business. The Company reserves the right to change or discontinue its vehicle allowance program at any time.

4. Employment Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1. At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive;

4.2. At the election of the Executive, for Good Reason, upon written notice by the Executive to the Company;

4.3. At the election of the Company without Cause during a Change of Control Period (as defined in Section 20) or at the election of the Executive for Good Reason during a Change of Control Period;

4.4. Upon the death or Disability (as defined in Section 20) of the Executive;

4.5. At the election of the Executive, without Good Reason, by providing written notice to the Company at least ninety (90) days prior to such termination; and

4.6. At the election of the Company, without Cause, by providing written notice to the Executive at least ninety (90) days prior to such termination.

5. Effect of Termination.

5.1. Termination for Cause. In the event the Executive’s employment is terminated for Cause pursuant to Section 4.1, the Company shall pay to the Executive the compensation and benefits otherwise payable and expenses otherwise reimbursable to him under Section 3 through the last day of his actual employment by the Company.

5.2. Termination at the Election of the Executive Without Good Reason. In the event the Executive elects to terminate his employment pursuant to Section 4.5, the Company shall pay the Executive the compensation and benefits otherwise payable and expenses otherwise reimbursable to him under Section 3 through the last day of his actual employment by the Company. Executive shall not be liable to the Company for any damages arising from or associated with the Company’s not having a Chief Financial Officer during any period following a termination by the Executive of his employment and this Agreement pursuant to Section 4.5.

5.3. Termination for Death or Disability. If the Executive’s employment is terminated by death or because of Disability pursuant to Section 4.4, in addition to any disability or life insurance benefits for which the Executive or the estate of the Executive may be eligible, the Company shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation and benefits otherwise payable and expenses otherwise reimbursable to him under Section 3 through the last day of his actual employment by the Company. In addition, if the Executive’s employment terminates as a result of his death, the Executive’s estate shall receive an amount equal to a pro rata payment of the annual cash bonus for which he would have been eligible, less lawful deductions, within ten (10) calendar days following the effective date of the Release required by Section 5.6, but not later than ninety (90) days following termination of employment. Notwithstanding the foregoing, if the ninetieth (90th) day following the Executive’s termination from employment occurs in the calendar year following the year of the Executive’s termination, then the payment shall be made no earlier than January 1 of such subsequent calendar year. No other benefits are payable upon the Executive’s termination pursuant to Section 4.4.

5.4. Termination Without Cause or for Good Reason, and not during a Change of Control Period. Provided that the Company has not provided notice of termination without Cause to the Executive pursuant to Section 4.6 prior to the first anniversary of the Effective Date (such anniversary date, the “Benefit Date”), if the Executive’s employment is terminated without Cause pursuant to Section 4.6, or for Good Reason pursuant to Section 4.2, and such termination does not occur during a Change of Control Period, the Company shall:

(a) pay the Executive the compensation and benefits otherwise payable and expenses otherwise reimbursable to him under Section 3 through the last day of his actual employment by the Company;

(b)  pay the Executive a lump sum payment equal to one (1) times his annualized base salary, less lawful deductions, payable within ten (10) calendar days following the effective date of the Release required by Section 5.6 but not later than ninety (90) days following termination of employment. Notwithstanding the foregoing, if the ninetieth (90th) day following the Executive’s termination from employment occurs in the calendar year following the year of the Executive’s termination, then the payment shall be made no earlier than January 1 of such subsequent calendar year;

(c)  pay on behalf of the Executive, in accordance with the Company’s regular payroll practices, on a monthly basis an amount equal to (i) one hundred (100) percent of the Executive’s monthly health and dental COBRA premiums for the Executive and his dependents, if any, if the Executive properly elects to continue health and dental insurance under COBRA and (ii) pay to the Executive on the first business day of each applicable month one hundred (100) percent of the cost of the monthly premiums paid by the Company to the insurance companies for life insurance and disability insurance for the Executive in the month preceding the Executive’s termination of employment, such payments under subsections (i) and (ii) to continue until the earlier of (x) twelve (12) months after the termination of the Executive’s employment and (y) the last day of the first month that the Executive is eligible for other employer-sponsored health coverage. Notwithstanding the foregoing, to the extent such payments are reimbursement to the Executive of medical expenses incurred by the Executive as described in Reg. § 1.409A-1(b)(9)(v)(B), reimbursements may not be made beyond the period of time during which the Executive would be entitled (or would, but for such arrangement, be entitled) to COBRA continuation coverage under a group health plan of the Company;

(d)  pay the Executive a lump sum payment in an amount equal to a pro rata payment of the Target Cash Bonus for which he was eligible, less lawful deductions; such payment shall be paid within ten (10) calendar days following the effective date of the Release required by Section 5.6, but not later than ninety (90) days following termination of employment. Notwithstanding the foregoing, if the ninetieth (90th) day following the Executive’s termination from employment occurs in the calendar year following the year of the Executive’s termination, then the payment shall be made no earlier than January 1 of such subsequent calendar year; and

(e)  accelerate vesting of all of the Executive’s outstanding unvested stock options and restricted stock by one year.

5.5. Termination Without Cause or for Good Reason during a Change of Control Period. If the Executive’s employment is terminated without Cause pursuant to Section 4.3, or for Good Reason pursuant to Section 4.3, and such termination occurs during a Change of Control Period, the Company shall:

(a) pay the Executive the compensation and benefits otherwise payable and expenses otherwise reimbursable to him under Section 3 through the last day of his actual employment by the Company;

(b)  pay the Executive a lump sum payment equal to one (1) times his annualized base salary, less lawful deductions, payable within ten (10) calendar days following the effective date of the Release required by Section 5.6, but not later than ninety (90) days following termination of employment. Notwithstanding the foregoing, if the ninetieth (90th) day following the Executive’s termination from employment occurs in the calendar year following the year of the Executive’s termination, then the payment shall be made no earlier than January 1 of such subsequent calendar year;

(c)  pay on behalf of the Executive, in accordance with the Company’s regular payroll practices, on a monthly basis an amount equal to (a) one hundred (100) percent of the Executive’s monthly health and dental COBRA premiums for the Executive and his dependents, if any, if the Executive properly elects to continue health and dental insurance under COBRA and (b) pay to the Executive on the first business day of each applicable month one hundred (100) percent of the cost of the monthly premiums paid by the Company to the insurance companies for life insurance and disability insurance for the Executive in the month preceding the Executive’s termination of employment, such payments under subsections (a) and (b) to continue until the earlier of (x) twelve (12) months after the termination of the Executive’s employment and (y) the last day of the first month that the Executive is eligible for other employer-sponsored health coverage. Notwithstanding the foregoing, to the extent such payments are reimbursement to the Executive of medical expenses incurred by the Executive as described in Reg. § 1.409A-1(b)(9)(v)(B), reimbursements may not be made beyond the period of time during which the Executive would be entitled (or would, but for such arrangement, be entitled) to COBRA continuation coverage under a group health plan of the Company;

(d)  pay the Executive a lump sum payment in an amount equal to a pro rata payment of the Target Cash Bonus for which he was eligible, less lawful deductions; such payment shall be paid ten (10) calendar days following the effective date of the Release required by Section 5.6, but not later than ninety (90) days following termination of employment. Notwithstanding the foregoing, if the ninetieth (90th) day following the Executive’s termination from employment occurs in the calendar year following the year of the Executive’s termination, then the payment shall be made no earlier than January 1 of such subsequent calendar year; and

(e)  accelerate vesting of one hundred (100) percent of all of the Executive’s outstanding unvested stock options and restricted stock.

5.6 Conditions to Payment.

(a) Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to provide the payments and benefits under Sections 5.3, 5.4, and 5.5 is conditioned upon the Executive’s, or the Executive’s estate’s, execution of a severance agreement and full release of all claims against the Company and all affiliated persons and entities, drafted by and reasonably satisfactory to counsel for the Company (the “Release”), and the Executive’s compliance with Sections 7 and 8 of this Agreement. The Release shall include clauses covering confidentiality, non-disparagement, cooperation, and non-admissions, among other terms, all in a form reasonably acceptable to the Company. The Executive, at his expense, may consult with legal counsel and may propose revisions to the Release, which the Company agrees to consider in good faith. If the Executive chooses not to execute such a release or fails to comply with those Sections, then the Company’s obligation to compensate the Executive ceases on the effective termination date except as to base salary up through the termination date. The Release shall be provided to the Executive within thirty (30) days of the Executive’s separation from service and the Executive must execute it within the time period specified in the Release (which shall not be longer than forty-five (45) days from the date of receipt). Such Release shall not be effective until any applicable revocation period specified therein has expired.

(b) Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to provide the payments and benefits under Sections 5.4 shall not arise until the Benefit Date and is expressly conditioned upon the Executive remaining an employee in good standing with the Company through the Benefit Date.

6. Vesting of Stock Upon a Change of Control. One hundred (100) percent of the Executive’s outstanding unvested stock options and restricted stock will vest on a Change of Control (as defined in Section 20).

7. Non-Compete.

7.1. During the Executive’s employment with the Company and for a period of one year following the cessation thereof, the Executive will not engage in any of the following on his own behalf or in any capacity on another’s behalf:

(a) engage in any business activity (or assist others to engage in any business activity) that directly competes with the Company; or

(b) have any interest in any business that directly competes with the Company; or

(c) be employed (or otherwise engaged) in (A) a management capacity, (B) other capacity providing the same or similar services which the Executive provided to the Company, or (C) any capacity connected with competitive business activities, by any person or entity that engages in the same, similar or otherwise competitive business as the Company.

The restrictions set forth in subparagraphs 7.1(a)–(c) shall apply in the following severable geographic areas: (i) the Raleigh-Cary-Durham-Chapel Hill, NC metropolitan areas; (ii) any city, metropolitan area, county, state (or similar political subdivisions in foreign countries) in which the Company is located or does or, during the last twelve (12) months of the Executive’s employment with the Company, did business; (iii) any city, metropolitan area, county, or state (or similar political subdivisions in foreign countries) in which the Executive’s services were provided, or for which the Executive had responsibility, or in which the Executive worked on Company projects, during the last twelve (12) months of the Executive’s employment with the Company; or (iv) the entire United States of America and its territories.

7.2. During the Executive’s employment with the Company and for a period of one (1) year following the cessation thereof (whether voluntary or involuntary and regardless of the reason for, or party initiating, the termination), the Executive will not engage in any of the following on his own behalf or in any capacity on another’s behalf, directly or indirectly:

(a) solicit, persuade, induce, encourage or attempt to solicit, persuade, induce or encourage any person to leave his or her employment with the Company or to refrain from providing services to the Company; or

(b) induce or attempt to induce (including, without limitation, by soliciting business from), or otherwise encourage or assist, any customer, client, or business relation of the Company with which the Executive had contact on behalf of the Company (i) to cease doing business with the Company or reduce the level of business it conducts with the Company, or (ii) to purchase or promote any prescription pharmaceutical product that competes directly with the Company’s products for the treatment of any indication for which the Company has received United States Food and Drug Administration (“FDA”) approval or for an indication which the Company’s products are being developed or may be developed.

Upon cessation of the Executive’s employment with the Company, the Executive will sever all marketing and sales relationships with customers of the Company and the Executive agrees that any attempt to retain these customers for his own or another’s benefit will be a material breach of this Agreement.

7.3. The Executive agrees that, if requested by the Company in writing, he will give notice to the Company of each new business activity he plans to undertake during the non-competition period, at least ten (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the Executive’s business relationship or position with the entity. The Executive further agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under this Agreement. The Executive agrees that, if requested by the Company in writing, he will provide a copy of Sections 7 and 8 of this Agreement to all persons and Entities with whom he seeks to be hired or do business before accepting employment or engagement with any of them.

7.4. If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7.5. The Executive acknowledges that the restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company and in light of, among other things, the highly competitive market in which the Company operates. The Executive agrees that any breach of this Section will cause the Company substantial and irreparable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without posting a bond.

7.6. If the Executive violates the provisions of this Section 7, he shall continue to be held by the restrictions set forth in this Section, until a period equal to the period of restriction has expired without any violation.

8. Proprietary Information and Developments.

8.1. Proprietary Information.

(a) The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. The Executive will disclose Proprietary Information solely to employees, officers, and directors of the Company and only on a need-to-know basis and will use the same solely for purposes of performing the Executive’s duties and responsibilities on behalf of Company as described in Section 2 hereof, unless otherwise permitted by prior written approval of an officer of the Company. Developments (defined in Section 8.2(a) below) shall constitute Proprietary Information of Company for all purposes hereunder.

(b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

(c) The Executive agrees that his obligations set forth in paragraphs (a) and (b) above also extend to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company’s business.

8.2. Developments.

(a) The Executive will make full and prompt disclosure to the Company of all inventions, discoveries, processes, methods, developments, software, and works of authorship, whether or not patentable or copyrightable, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which, along with all improvements, modifications, and derivative works thereof and thereto and all proprietary know-how and other information associated therewith, are collectively referred to in this Agreement as “Developments”).

(b) The Executive agrees to irrevocably and unconditionally assign, and does hereby irrevocably and unconditionally assign, to the Company (or any person or entity designated by the Company) and to forever waive and never assert any and all of his right, title and interest in and to all Developments and all related patents, patent applications, copyrights, copyright registration applications, and other intellectual property rights and moral rights associated therewith. The rights assigned to Company herein shall include, without limitation, the rights (i) to bring claims and causes of action for damages and other relief by reason of all past and future infringements, misappropriations, or other violations of any and all rights under such Developments; (ii) to collect and enjoy damages, benefits, and other remedies resulting therefrom; and (iii) to charge and collect royalties or other payments arising out of or relating to the grant of licenses or similar rights under any such Developments.

(c) The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the prosecution, procurement, maintenance, enforcement and/or defense of patents, trademarks, copyrights, trade secrets and other means for protection of the Developments (both in the United States and foreign countries). The Executive shall sign all papers, including, without limitation, copyright registration applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Executive shall further execute and deliver all such instruments and take all other actions as in the opinion of the Company and its counsel shall be appropriate to vest in the Company (or in such person as the Company may specify) all right, title and interest in said Developments and any patents, trademarks, copyrights, trade secrets and other intellectual property rights associated therewith. The Executive shall be entitled to reasonable compensation for all time devoted to such post-employment cooperation at a rate equal to three hundred dollars ($300) per hour.

(d) Whenever requested to do so by the Company, both during and after his employment with the Company, and at the expense of the Company, the Executive shall cooperate fully and assist the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future in connection with (i) any litigation commenced by the Company against third parties, (ii) any litigation commenced by a third party against the Company and (iii) any administrative hearing or administrative proceeding involving the Company. The Executive’s full cooperation in connection with any claims, actions or administrative proceedings shall include, but not be limited to, his being available to meet with the Company’s counsel to prepare for trial, discovery or an administrative hearing and to act as a witness when requested by the Company at reasonable times designated by the Company. The Executive shall be entitled to reasonable compensation for all time devoted to such post-employment cooperation at a rate equal to three hundred dollars ($300) per hour.

(e) The Executive hereby irrevocably appoints the Company to be his attorney in fact and, in his name and on his behalf, to execute all such instruments and take all other actions and generally to use his name for the purpose of providing to the Company the full benefit of the provisions of subsections 8.2(b) and 8.2(c).

(f) The Executive hereby waives and quitclaims to the Company any and all claims, of any nature, which the Executive now or may hereafter have for infringement, misappropriation, or other violation of any Development assigned hereunder to the Company.

(g) The Executive acknowledges and agrees that all original works of authorship which are created by the Executive (solely or jointly with others) within the scope of the Executive’s employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. Section 101).

(h) The Executive represents and warrants that to the extent applicable, the Executive has provided to the Company a list entitled “List of Inventions,” that a true and complete list of all inventions, discoveries, methods, processes, developments, software, and works of authorship, whether or not patentable or copyrightable, which were created, made, conceived or reduced to practice by the Executive, whether solely or jointly with others, prior to his employment by the Company (collectively, “Inventions”). Any improvements to or derivative works of any such Inventions, whether or not patentable or copyrightable and whether or not reduced to practice, conceived or created after commencement of the Executive’s employment by the Company shall constitute Developments for all purposes hereunder to the extent arising out of or relating to any use of or other reliance on any Proprietary Information by or on behalf of the Executive.

8.3. Other Agreements. Other than as previously disclosed to the Company by the Executive in writing, the Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all the terms of this Agreement and as an executive officer of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

9. Other Severance Arrangements. The benefits under this Agreement will be provided in lieu of benefits under any severance plan of the Company or under the Executive’s offer letter. The Executive acknowledges and agrees that the acceleration of vesting of stock options and restricted stock under this Agreement is in lieu of any acceleration of vesting of stock options and restricted stock upon a change of control under the Company’s current and any future stock option plans, including, but not limited to, the Company’s 2000 Equity Incentive Plan, 2003 Stock Incentive Plan, 2004 Stock Incentive Plan, the Cornerstone BioPharma Holdings, Inc. 2005 Stock Option Plan, and the Cornerstone BioPharma Holdings, Inc. 2005 Stock Incentive Plan, each as amended from time to time.

10. Mitigation. The Executive has no obligation to mitigate amounts payable under this Agreement by seeking other employment.

11. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, if to the Company, at its principal office addressed to the attention of Craig Collard, CEO, and if to the Executive, at the address specified in his most recently submitted IRS Form W-4, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11.

12. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes and renders null and void any and all prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof. To the extent this Agreement is inconsistent or conflicts with any other agreement entered into between the Executive and the Company, including any option or restricted stock award agreements, this Agreement shall control.

14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

15. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of North Carolina without regard to conflict of laws provisions.

16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

17. Dispute Resolution. Any claim or controversy arising out of or relating to this Agreement, or any breach thereof, or otherwise arising out of or relating to the Executive’s employment, compensation and benefits with the Company or the termination thereof, including any claim for discrimination under any local, state or federal employment discrimination law, except as specifically excluded herein, shall be brought in only in a court of the State of North Carolina (or, if appropriate, a federal court located within the State of North Carolina), and the Company and the Executive each consents to the jurisdiction of such a court. Both the Company and the Executive expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to the Executive’s employment with or termination from the Company. The Executive expressly acknowledges and agrees that he hereby waives any right to claim or recover punitive damages.

18. Acknowledgment. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A REASONABLE PERIOD SUFFICIENT TO STUDY, UNDERSTAND AND CONSIDER THIS AGREEMENT, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF HIS CHOICE, THAT HE HAS READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS, THAT HE IS ENTERING INTO AND SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND THAT IN DOING SO HE IS NOT RELYING UPON ANY STATEMENTS OR REPRESENTATIONS BY THE COMPANY OR ITS AGENTS.

19. Miscellaneous.

19.1. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

19.2. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

19.3. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

19.4. Nothing in this Agreement should be construed to create a trust or to establish or evidence the Executive’s claim of any right to payment other than as an unsecured general creditor with respect to any payment to which the Executive may be entitled.

19.5. The provisions of Sections 5, 7, 8 and 21 shall survive the termination of this Agreement.

19.6. Upon termination of the Executive’s employment by the Company for any reason whatsoever whether voluntarily or involuntarily, or at any other time upon the Company’s request, the Executive agrees to promptly return to the possession of the Company any materials or copies thereof, in hard copy or electronically, containing and/or pertaining to Proprietary Information relating to the Company or any of its subsidiaries or affiliates and shall not take any material or copies thereof from the possession of the Company, or destroy any such materials. In addition, the Executive shall also return to the Company all Company property and equipment in the Executive’s possession or control, including but not limited to, all documents, product samples, tapes, notes, computer files, equipment, phone, facsimile, printer, computer, physician lists, employee lists, lab notebooks, files, computer equipment, security badges, telephone calling cards, credit cards, and other information or materials (and all copies) which contain confidential, proprietary or non-public information of the Company. The Executive further agrees to leave intact all electronic Company documents on the Company’s servers or computers, including those which the Executive developed or helped develop during the Executive’s employment. The Executive further agrees to promptly return or make available to the Company or its agents any motor vehicle provided to the Executive by the Company.

20. Definitions.

20.1. For purposes of this Agreement, “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act, and “beneficially own(s)” and “beneficially owned” shall have a correlative meanings.

20.2. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon (a) the Executive’s use of alcohol or narcotics which proximately results in the willful material breach or habitual willful neglect of the Executive’s duties under this Agreement; (b) the Executive’s criminal conviction of fraud, embezzlement, misappropriation of assets, or the Executive’s conviction of any felony or crime of moral turpitude, but in no event traffic or similar violations; (c) any act of the Executive constituting willful misconduct which is materially detrimental to the Company’s best interests, including but not limited to misappropriation of, or intentional damage to, the funds, property or business of the Company; (d) except with regard to violation of Company policies prohibiting harassment or discrimination, the Executive’s material violation of the Company’s policies if such violations are not cured or ended within thirty (30) days after notice thereof by the Company specifying the nature of such material violation; (e) the Executive’s material violations of the Company’s policies prohibiting harassment or discrimination; or (f) the Executive’s willful Material Breach (as defined below) of this Agreement, if such willful Material Breach is not cured by the Executive within thirty (30) days after the Company’s written notice thereof specifying the nature of such willful Material Breach. “Material Breach” shall mean (x) the substantial and continual willful nonperformance of the Executive’s material duties under this Agreement resulting from the Executive’s gross negligence or willful misconduct which the Board reasonably determines has resulted in material injury to the Company or (y) the breach of Section 7 or Section 8 of this Agreement.

20.3. For purposes of this Agreement, a “Change of Control” shall mean:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (as defined below)) (a “Person”) other than Chiesi Farmaceutici SpA or any of its affiliates, of beneficial ownership of any capital stock of the Company if prior to such acquisition such Person did not, and after such acquisition such Person does, beneficially own fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Employment Agreement by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination and (y) no Person (excluding any executive benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d) the liquidation or dissolution of the Company.

Notwithstanding this Section 20.3, any change in ownership of the outstanding capital stock of the Company that results from the acquisition of additional shares by Chiesi Farmaceutici SpA or any of its affiliates (including any “going private” transaction whereby Chiesi Farmaceutici SpA would acquire all of the outstanding capital stock of the Company not then owned by them),or changes in Board composition resulting from the exercise by Chiesi Farmaceutici SpA and its affiliates of voting power as majority stockholder(s) of the Company, shall not constitute a “Change of Control” within the context of this Agreement.

20.4. For purposes of this Agreement, a “Change of Control Period” shall consist of the period from three (3) months before until three (3) months after the date on which a Change of Control occurs.

20.5. As used in this Agreement, the term “Disability” means, with respect to the Executive, that the Executive is unable to perform the essential functions of his position with a reasonable accommodation if necessary by reason of any medically determinable physical or mental impairment. A determination of Disability shall be agreed upon by a physician satisfactory to the Executive and a physician selected by the Company, provided that if these physicians do not agree, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties.

20.6. As used in this Agreement, the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

20.7. For purposes of this Agreement, “Good Reason” shall be deemed to exist upon (a) any material reduction in the annual base compensation payable to the Executive (but exclusive of any Target Cash Bonus, annual equity award or other similar cash bonus or equity plans for this purpose); (b) the relocation of the place of business at which the Executive is principally located to a location that is greater than thirty (30) miles from its current location; (c) the failure of the Company to comply with a material term of this Agreement; (d) a material reduction in the Executive’s level of responsibility to that which is not consistent with the position held by the Executive, as defined in Section 2 herein, so long as notice of the Good Reason condition is given within thirty (30) days of the condition’s initial existence, the Company is given thirty (30) days to remedy the condition, and the termination from employment occurs within ninety (90) days following the initial existence of one or more Good Reason conditions; (e) the Company’s shares cease to be publicly traded at a time when Chiesi Farmaceutici SpA and its affiliates do not own at least fifty percent (50%) of the outstanding shares of the Company; or (f) the Company’s shares are delisted from or by Nasdaq at a time when Chiesi Farmaceutici SpA and its affiliates do not own at least fifty percent (50%) of the outstanding shares of the Company. By way of clarification, neither (I) any change in ownership of the outstanding capital stock of the Company that results from the acquisition of shares by Chiesi Farmaceutici SpA or any of its affiliates, including but not limited to, the fact that the Company is no longer registered pursuant to Section 12 of the Securities Act of 1933, as amended, nor (II) the Company’s action to seek suspension of its reporting obligations under Section 15(d) of the Exchange Act (i.e., “going dark”), shall of itself constitute a “Good Reason” within the context of this Agreement.

20.8. For purposes of this Agreement, “pro rata payment” shall be deemed to mean the calculation of a payment by the Company based on the proportion of the calendar year completed, based on the nearest whole number of months of the Executive’s employment (for illustrative purposes only, if the Executive was terminated without Cause by the Company on April 13th of a given year, the Executive would be entitled to 1/4 of his Target Cash Bonus for such year under Section 5.4(iii)).

21. Non-Disparagement. The Executive understands and agrees that as a condition to him of the monetary consideration provided in connection with this Agreement, during the term of the Agreement and after the termination of his employment with the Company for any reason, he shall not make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding the Company or any of its directors, officers, employees, agents, or representatives or the Company’s business affairs and financial condition. The Company understands and agrees that during the term of the Agreement and after the termination of the Executive’s employment with the Company for any reason, the Company shall not make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding the Executive. Nothing in this Section shall prohibit either Party from communicating or testifying truthfully (i) to the extent required or protected by law, (ii) to any federal, state, or local governmental agency, or (iii) in response to a subpoena to testify issued by a court of competent jurisdiction.

22. Section 409A.

22.1. Parties’ Intent. The parties intend that the provisions of this Agreement comply with the provisions of Section 409A and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

22.2. Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

22.3. Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

22.4. Delayed Distribution to Key Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that the Executive is a Key Employee of the Company on the date the Executive’s employment with the Company terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of the Executive’s employment (the “409A Delay Period”). In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to the Executive during the 409A Delay Period shall be paid to the Executive in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If the Executive is identified as a Key Employee on an Identification Date, then the Executive shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

23. Parachutes. If all, or any portion, of the payments provided under this Agreement, either alone or together with other payments and benefits which the Executive receives or is entitled to receive from the Company or an affiliate, would constitute an excess “parachute payment” within the meaning of Section 280G of the Code, the payments and benefits provided under this Agreement shall be reduced to the extent necessary so that no portion thereof shall fail to be tax-deductible under Section 280G of the Code.

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SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CORNERSTONE THERAPEUTICS INC.

By:       /s/ Craig A. Collard
Name: Craig A. Collard
Title: President and Chief Executive Officer

EXECUTIVE

By:      /s/ Vincent T. Morgus
Vincent T. Morgus

Appendix A

1. Shares of restricted stock awarded pursuant to Section 3.3 will be subject to the terms of the Company’s Restricted Stock Agreement and will vest over 4 years as follows:

a. 25% of the total award will vest on the first anniversary of the Effective Date;
b. A further 6.3% of the total award will vest on a day to be randomly determined in each of the next 11 calendar quarters (provided that in no event shall the days so chosen in two consecutive calendar quarters be less than 60 days apart from each other) following the first anniversary of the award; and
c. The remainder of the total award will vest on the fourth anniversary of the Effective Date.
d. If Chiesi Farmaceutici SpA or any of its affiliates makes a tender offer for all shares of the Company or otherwise engages in any Business Combination in which Chiesi Farmaceutici SpA or any of its affiliates would acquire all of the outstanding capital stock of the Company not then owned by them, then any unvested restricted shares would be converted into an amount equal to the cash consideration in the tender offer or other Business Combination with respect to such number of unvested shares, which amount would vest and be paid to the Executive according to the original vesting schedule through the fourth anniversary of the Effective Date . For example, if the closing of a Business Combination with Chiesi Farmaceutici SpA occurred on the first anniversary of Effective Date, 75% of the total award would be converted into restricted cash. The restricted cash would vest and be paid on a quarterly basis during the remaining three years of the vesting period.

2. Options to acquire common stock awarded pursuant to section 3.3 will be subject to the terms of the Company’s Stock Option Agreement and will vest over 4 years as follows:

a. 25% of the total award will vest on the first anniversary of the Effective Date;
b. An additional 2.09% of the total award will vest at the beginning of each of the next thirty-five months following the first anniversary of the Effective Date and the remainder of the total award will vest on the fourth anniversary of the Effective Date.

All rights of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which the option is vested until the earlier of the final exercise date or the termination of the option.